Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 and the related prospectus of our report dated February 6, 2018, relating to the consolidated financial statements of General Motors Financial Company, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of General Motors Financial Company, Inc. for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in the prospectus contained in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Fort Worth, Texas
December 12, 2019